[KPMG PEAT MARWICK LLP LOGO]

1600 PNC Center
201 East Fifth Street
Cincinnati, OH 45202

Dayton, OH

                          Independent Auditors' Report



The Board of Directors
The Ohio National Life Insurance Company:

We have audited the accompanying consolidated balance sheets of The Ohio National Life Insurance Company and subsidiaries (the Company) as of December 31, 1997 and 1996, and the related consolidated statements of income, equity and cash flows for each of the years in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of The Ohio National Life Insurance Company and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.

Our audits were made for the purpose of forming an opinion on the consolidated financial statements of the Company taken as a whole. The consolidating information included in Schedules 1 and 2 is presented for purposes of additional analysis of the consolidated financial statements rather than to present the financial position, results of operations, and cash flows of the individual companies. The consolidating information has been subjected to the auditing procedures applied in the audits of the consolidated financial statements and, in our opinion, is fairly stated in all material respects in relation to the consolidated financial statements taken as a whole.


                                                        KPMG Peat Marwick LLP


Cincinnati, Ohio
February 12, 1998

            THE OHIO NATIONAL LIFE INSURANCE COMPANY AND SUBSIDIARIES

                           Consolidated Balance Sheets

                           December 31, 1997 and 1996

                                 (000's omitted)


                                    Assets                                              1997              1996
                                    ------                                              ----              ----
Investments (notes 4, 8 and 9):
     Securities available-for-sale, at fair value:
        Fixed maturities                                                               $2,687,847        2,572,550
        Equity securities                                                                  81,983           63,763
     Fixed maturities held-to-maturity, at amortized cost                                 724,892          692,572
     Mortgage loans on real estate, net                                                 1,230,256        1,087,287
     Real estate, net                                                                      21,820           40,759
     Policy loans                                                                         153,348          151,229
     Other long-term investments                                                           42,539           42,851
     Short-term investments                                                                37,509           36,016
                                                                                       ----------       ---------
                  Total investments                                                     4,980,194        4,687,027
Cash                                                                                       14,012           33,712
Accrued investment income                                                                  64,079           62,339
Deferred policy acquisition costs                                                         250,942          246,643
Reinsurance recoverable                                                                    61,862           52,260
Other assets                                                                               42,683           37,737
Assets held in Separate Accounts                                                          916,790          661,871
                                                                                       ----------        ---------
                  Total assets                                                         $6,330,562        5,781,589
                                                                                       ==========        =========

                            Liabilities and Equity
Future policy benefits and claims (note 5)                                             $4,445,474        4,288,107
Policyholders' dividend accumulations                                                      62,423           63,574
Other policyholder funds                                                                   17,069           16,161
Note payable (net of unamortized discount of $766 in 1997
     and $809 in 1996) (note 6)                                                            84,234           84,191
Accrued Federal income tax (note 7):
     Current                                                                               12,658           14,807
     Deferred                                                                              65,380           37,252
Other liabilities                                                                         117,537          113,854
Liabilities related to Separate Accounts                                                  887,542          648,634
                                                                                       ----------       ---------
                  Total liabilities                                                     5,692,317        5,266,580
                                                                                       ----------       ---------
Equity (notes 3 and 12):
     Unrealized gains on securities available-for-sale, net                               102,956           46,807
     Retained earnings                                                                    535,289          468,202
                                                                                       ----------       ---------
                  Total equity                                                            638,245          515,009
                                                                                       ----------       ---------
Commitments and contingencies (notes 9 and 14)
                  Total liabilities and equity                                         $6,330,562        5,781,589
                                                                                       ==========        =========

See accompanying notes to consolidated financial statements.

            THE OHIO NATIONAL LIFE INSURANCE COMPANY AND SUBSIDIARIES

                        Consolidated Statements of Income

                  Years ended December 31, 1997, 1996 and 1995

                                 (000's omitted)


                                                                       1997             1996              1995
                                                                       ----             ----              ----
Revenues (note 15):
     Traditional life insurance premiums                             $116,402          113,176           104,514
     Accident and health insurance premiums                            23,921           23,478            22,455
     Annuity premiums and charges                                      37,630           28,757            31,203
     Universal life and investment product policy
        charges                                                        50,991           42,304            37,064
     Net investment income (note 4)                                   390,547          370,702           355,027
     Net realized gain (loss) on investments (note 4)                  12,500            8,761            (2,751)
     Other income                                                       2,265            1,861             1,372
                                                                     --------          -------           -------
                                                                      634,256          589,039           548,884
                                                                     --------          -------           -------

Benefits and expenses:
     Benefits and claims                                              398,598          379,116           373,108
     Provision for policyholders' dividends on
        participating policies (note 12)                               25,399           26,996            23,047
     Amortization of deferred policy acquisition costs                 23,108           19,341            21,471
     Other operating costs and expenses                                80,792           71,111            67,438
                                                                     --------          -------           -------
                                                                      527,897          496,564           485,064
                                                                     --------          -------           -------

               Income before Federal income tax                       106,359           92,475            63,820
                                                                     --------          -------           -------

Federal income tax (note 7):
     Current expense                                                   41,373           37,443            31,233
     Deferred benefit                                                  (2,101)          (4,571)           (6,330)
                                                                     --------          -------           -------
                                                                       39,272           32,872            24,903
                                                                     --------          -------           -------
               Net income                                            $ 67,087           59,603            38,917
                                                                     ========          =======           =======


See accompanying notes to consolidated financial statements.

            THE OHIO NATIONAL LIFE INSURANCE COMPANY AND SUBSIDIARIES

                        Consolidated Statements of Equity

                  Years ended December 31, 1997, 1996 and 1995

                                 (000's omitted)



                                                                      Unrealized
                                                                     gains (losses)
                                                                     on securities
                                                                      available-          Retained          Total
                                                                     for-sale, net        earnings          equity
                                                                     -------------        --------          ------
1995:
     Balance, beginning of year                                         $(29,300)          369,682          340,382
     Net income                                                             -               38,917           38,917
     Unrealized gain on securities available-for-sale,
        net of adjustment to deferred policy acquisition
        costs and deferred Federal income taxes                          115,144             -              115,144
                                                                        --------           -------          -------
     Balance, end of year                                               $ 85,844           408,599          494,443
                                                                        ========           =======          =======

1996:
     Balance, beginning of year                                         $ 85,844           408,599          494,443
     Net income                                                                             59,603           59,603
     Unrealized loss on securities available-for-sale,
         net of adjustment to deferred policy
         acquisition costs and deferred Federal
         income tax                                                      (39,037)              -            (39,037)
                                                                        --------           -------          -------
     Balance, end of year                                               $ 46,807           468,202          515,009
                                                                        ========           =======          =======

1997:
     Balance, beginning of year                                         $ 46,807           468,202          515,009
     Net income                                                             -               67,087           67,087
     Unrealized gain on securities available-for- sale,
         net of adjustment to deferred policy
         acquisition costs and deferred Federal
         income tax                                                       56,149              -              56,149
                                                                        --------           -------          -------
     Balance, end of year                                               $102,956           535,289          638,245
                                                                        ========           =======          =======


See accompanying notes to consolidated financial statements.

            THE OHIO NATIONAL LIFE INSURANCE COMPANY AND SUBSIDIARIES

                      Consolidated Statements of Cash Flows

                  Years ended December 31, 1997, 1996 and 1995

                                 (000's omitted)


                                                                                1997           1996            1995
                                                                                ----           ----            ----
Cash flows from operating activities:
     Net Income                                                                $ 67,087         59,603          38,917
     Adjustments to reconcile net income to net cash
        provided by operating activities:
           Capitalization of deferred policy acquisition costs                  (48,507)       (43,711)        (41,403)
           Amortization of deferred policy acquisition costs                     23,108         19,341          21,471
           Amortization and depreciation                                          4,342          1,095           1,342
           Realized gains on invested assets, net                               (10,527)        (7,772)         (3,077)
           Deferred Federal income tax (benefit)                                 (2,101)        (4,571)         (6,330)
           (Increase) decrease in accrued investment income                      (1,740)           789          (4,977)
           (Increase) decrease in other assets                                  (14,548)         3,169         (19,051)
           Net increase in separate accounts                                    (16,011)          (958)         (3,993)
           Increase in policyholder account balances                             40,843         20,249          52,265
           (Decrease) increase in policyholders' dividend
               accumulations and other funds                                       (243)            28            (215)
           Increase (decrease) in current Federal income tax payable             (2,149)        (6,842)         10,088
           Increase in other liabilities                                          3,603         11,134           9,126
           Other, net                                                               (27)           896           4,369
                                                                             ----------       --------        --------
               Net cash provided by operating activities                         43,130         52,450          58,532
                                                                             ----------       --------        --------
Cash flows from investing activities:
     Proceeds from maturity of securities available-for-sale                    298,686        145,554          83,956
     Proceeds from sale of debt securities available-for-sale                    51,770         74,977          46,372
     Proceeds from sale of equity securities                                      4,996         15,001           7,245
     Proceeds from maturity of fixed maturities held-to-maturity                 75,530         57,129         102,565
     Proceeds from repayment of mortgage loans on real estate                   180,745        140,831          93,714
     Proceeds from sale of real estate                                           19,078          4,181          15,791
     Proceeds from repayment of policy loans and sale of
        other invested assets                                                    17,882         11,812          14,003
     Cost of debt securities available-for-sale acquired                       (367,027)      (331,991)       (281,828)
     Cost of equity securities acquired                                          (7,205)        (4,000)        (12,258)
     Cost of fixed maturities held-to-maturity acquired                        (110,982)       (76,022)       (226,541)
     Cost of mortgage loans on real estate acquired                            (321,914)      (332,088)       (233,003)
     Cost of real estate acquired                                                (1,310)          (836)         (1,283)
     Policy loans issued and other invested assets acquired                     (18,190)       (18,006)        (23,046)
                                                                             ----------       --------        --------
               Net cash used in investing activities                           (177,941)      (313,458)       (414,313)
                                                                             ----------       --------        --------
Cash flows from financing activities:
     Increase in universal life and investment product account balances       1,000,919        973,793         957,776
     Decrease in universal life and investment product account balances        (884,395)      (745,546)       (583,852)
     Proceeds from note issue                                                      -            49,340            -
     Repayment of note                                                             -           (16,477)           -
     Other, net                                                                      80             68              69
                                                                             ----------       --------        --------
               Net cash provided by financing activities                        116,604        261,178         373,993
                                                                             ----------       --------        --------
Net increase (decrease) in cash and cash equivalents                            (18,207)           170          18,212
Cash and cash equivalents, beginning of year                                     69,728         69,558          51,346
                                                                             ==========       ========        ========
Cash and cash equivalents, end of year                                       $   51,521         69,728          69,558
                                                                             ==========       ========        ========
See accompanying notes to consolidated financial statements.

            THE OHIO NATIONAL LIFE INSURANCE COMPANY AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 1997, 1996 and 1995

                                 (000's omitted)



 (1)   Organization, Consolidation Policy and Business Description

       The Ohio National Life Insurance Company (ONLIC) is a mutual life insurance company. Ohio National Life Assurance Corporation (ONLAC) is a wholly-owned stock life insurance subsidiary included in the consolidated financial statements. The Company's other wholly-owned subsidiaries are not life insurance enterprises and are included in the consolidated financial statements on an equity basis. These non-insurance subsidiaries are not material to the Company's consolidated results of operations or financial position. ONLIC and its subsidiaries are collectively referred to as the "Company".

       On February 12, 1998, ONLIC's Board of Directors approved a plan of reorganization for the Company under the provision of sections 3913.25 to 3913.38 of the Ohio Revised Code relating to mutual insurance holding companies. The plan of reorganization must be approved by the Company's policyholders and by the Ohio Department of Insurance before it is effective.

       ONLIC and ONLAC are life and health insurers licensed in 47 states, the District of Columbia and Puerto Rico. The Company offers a full range of life, health and annuity products through exclusive agents and other distribution channels and is subject to competition from other insurers throughout the United States. The Company is subject to regulation by the Insurance Departments of states in which it is licensed and undergoes periodic examinations by those departments.

       The following is a description of the most significant risks facing life and health insurers and how the Company mitigates those risks:

              Legal/Regulatory Risk is the risk that changes in the legal or regulatory environment in which an insurer operates will create additional expenses not anticipated by the insurer in pricing its products. That is, regulatory initiatives designed to reduce insurer profits, new legal theories or insurance company insolvencies through guaranty fund assessments may create costs for the insurer beyond those recorded in the consolidated financial statements. The Company mitigates this risk by offering a wide range of products and by operating throughout the United States, thus reducing its exposure to any single product or jurisdiction, and also by employing underwriting practices which identify and minimize the adverse impact of this risk.

              Credit Risk is that risk that issuers of securities owned by the Company or mortgagors on mortgage loans on real estate owned by the Company will default or that other parties, including reinsurers, which owe the Company money, will not pay. The Company minimizes this risk by adhering to a conservative investment strategy, by maintaining sound reinsurance and credit and collection policies and by providing for any amounts deemed uncollectible.

                                                                     (Continued)

            THE OHIO NATIONAL LIFE INSURANCE COMPANY AND SUBSIDIARIES

(1)    Organization, Consolidation Policy and Business Description, Continued

              Interest Rate Risk is the risk that interest rates will change and cause a decrease in the value of an insurer's investments. This change in rates may cause certain interest-sensitive products to become uncompetitive or may cause disintermediation. The Company mitigates this risk by charging fees for non-conformance with certain policy provisions, by offering products that transfer this risk to the purchaser, and/or by attempting to match the maturity schedule of its assets with the expected payouts of its liabilities. To the extent that liabilities come due more quickly than assets mature, an insurer would have to borrow funds or sell assets prior to maturity and potentially recognize a gain or loss.

(2)    Summary of Significant Accounting Policies

       The significant accounting policies followed by the Company that materially affect financial reporting are summarized below. The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles (GAAP) which differ from statutory accounting practices prescribed or permitted by regulatory authorities (see Note 3).

       (a)    Valuation of Investments and Related Gains and Losses

              Fixed maturity securities are classified as held-to-maturity when the Company has the positive intent and ability to hold the securities to maturity and are stated at amortized cost. Fixed maturity securities not classified as held-to-maturity and all equity securities are classified as available-for-sale and are stated at fair value, with the unrealized gains and losses, net of adjustments to deferred policy acquisition costs and deferred Federal income tax, reported as a separate component of equity that would have been required as a charge or credit to operations had such unrealized amounts been realized. The Company has no trading securities.

              Mortgage loans on real estate are carried at the unpaid principal balance less valuation allowances. The Company provides valuation allowances for impairments of mortgage loans on real estate based on a review by portfolio managers. The measurement of impaired loans is based on the present value of expected future cash flows discounted at the loan's effective interest rate or, at the fair value of the collateral, if the loan is collateral dependent. Loans in foreclosure and loans considered to be impaired as of the balance sheet date are placed on non-accrual status and written down to the fair value of the existing property to derive a new cost basis. Cash receipts on non-accrual status mortgage loans on real estate are included in interest income in the period received.


                                                                     (Continued)

            THE OHIO NATIONAL LIFE INSURANCE COMPANY AND SUBSIDIARIES

(2)    Summary of Significant Accounting Policies, Continued

       (a)    Valuation of Investments and Related Gains and Losses, Continued

              Real estate is carried at cost less accumulated depreciation and valuation allowances. Other long-term investments are carried on the equity basis, adjusted for valuation allowances.

              Realized gains and losses on the sale of investments are
                   determined on the basis of specific security identification. Estimates for valuation allowances and other than temporary declines are included in realized gains and losses on investments.

       (b)    Revenues and Benefits

              Traditional life insurance products include those products with fixed and guaranteed premiums and benefits and consist primarily of whole life, limited-payment life, term life and certain annuities with life contingencies. Premiums for traditional life insurance products are recognized as revenue when due and collected. Benefits and expenses are associated with earned premiums so as to result in recognition of profits over the life of the contract. This association is accomplished by the provision for future policy benefits and the deferral and amortization of policy acquisition costs.

              Universal life products include universal life, variable universal life and other interest-sensitive life insurance policies. Investment products consist primarily of individual and group deferred annuities, annuities without life contingencies and guaranteed investment contracts. Revenues for universal life and investment products consist of net investment income and cost of insurance, policy administration and surrender charges that have been earned and assessed against policy account balances during the period. Policy benefits and claims that are charged to expense include benefits and claims incurred in the period in excess of related policy account balances, maintenance costs and interest credited to policy account balances.

              Accident and health insurance premiums are recognized as revenue in accordance with the terms of the policies. Policy claims are charged to expense in the period that the claims are incurred.

       (c)    Deferred Policy Acquisition Costs

              The costs of acquiring new business, principally commissions, certain expenses of the policy issue and underwriting department and certain variable agency expenses have been deferred. For traditional non-participating life insurance products, these deferred acquisition costs are predominantly being amortized with interest over the premium paying period of the related policies in proportion to premium revenue. Such anticipated premium revenue was estimated using the same assumptions as were used for computing liabilities


                                                                     (Continued)

            THE OHIO NATIONAL LIFE INSURANCE COMPANY AND SUBSIDIARIES

(2)    Summary of Significant Accounting Policies, Continued

       (c)    Deferred Policy Acquisition Costs, Continued

                   for future policy benefits. For participating life insurance products, deferred policy acquisition costs are being amortized in proportion to gross margins of the related policies. Gross margins are determined for each issue year and are equal to premiums plus investment income less death claims, surrender benefits, administrative costs, expected policyholder dividends, and the increase in reserve for future policy benefits. For universal life and investment products, deferred policy acquisition costs are being amortized with interest over the lives of the policies in relation to the present value of the estimated future gross profits from projected interest margins, cost of insurance, policy administration and surrender charges. Deferred policy acquisition costs for participating life and universal life business are adjusted to reflect the impact of unrealized gains and losses on fixed maturity securities available-for-sale (see Note 2(a)).

       (d)    Separate Accounts

              Separate Account assets and liabilities represent contractholders'
                   funds which have been segregated into accounts with specific investment objectives. The investment income and gains or losses of these accounts accrue directly to the contractholders. The activity of the Separate Accounts is not reflected in the consolidated statements of income and cash flows except for the fees the Company receives for administrative services and risks assumed. Amounts provided by the Company to establish Separate Account investment portfolios, seed money, are not included in Separate Account liabilities.

       (e)    Future Policy Benefits

              Future policy benefits for traditional life have been calculated using a net level premium method based on estimates of mortality, morbidity, investment yields and withdrawals which were used or which were being experienced at the time the policies were issued, rather than the assumptions prescribed by state regulatory authorities (see Note 5).

              Future policy benefits for annuity policies in the accumulation phase, universal life and variable universal life policies have been calculated based on participants' aggregate account values.


                                                                     (Continued)

            THE OHIO NATIONAL LIFE INSURANCE COMPANY AND SUBSIDIARIES

(2)    Summary of Significant Accounting Policies, Continued

       (f)    Participating Business

              Participating business represents approximately 42% of the
                   Company's ordinary life insurance in force in 1997. In 1996 and 1995, participating business represented approximately 43% and 45%, respectively, of the Company's ordinary life insurance in force. The provision for policyholder dividends is based on current dividend scales. Future dividends are provided for in future policy benefits based on dividend scales in effect as of December 31, 1997.

       (g)    Reinsurance Ceded

              Reinsurance premiums ceded and reinsurance recoveries on benefits and claims incurred are deducted from the respective income and expense accounts. Assets and liabilities related to reinsurance ceded are reported on a gross basis.

       (h)    Federal Income Tax

              The Company files a consolidated Federal income tax return. The
                   Company uses the asset and liability method of accounting for income tax. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under this method, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established when necessary to reduce the deferred tax assets to the amounts expected to be realized.

       (i)    Cash Equivalents

              For purposes of the consolidated statements of cash flows, the
                   Company considers all short-term investments with original maturities of three months or less to be cash equivalents.

       (j)    Use of Estimates

              In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the consolidated financial statements and revenues and expenses for the reporting period. Actual results could differ significantly from those estimates.


                                                                     (Continued)

            THE OHIO NATIONAL LIFE INSURANCE COMPANY AND SUBSIDIARIES

(2)    Summary of Significant Accounting Policies, Continued

       (j)    Use of Estimates, Continued

              The estimates susceptible to significant change are those used in determining deferred policy acquisition costs, the liability for future policy benefits and claims and contingencies, and those used in determining valuation allowances for mortgage loans on real estate and real estate. Although some variability is inherent in these estimates, management believes the amounts provided are adequate.

       (k)    Reclassifications

              Certain amounts in the 1996 and 1995 financial statements have been reclassified to conform with 1997 presentation.

(3)    Basis of Presentation

       The consolidated financial statements have been prepared in accordance with GAAP. Annual Statements on ONLIC and ONLAC, filed with the Department of Insurance of the State of Ohio, are prepared on the basis of accounting practices prescribed or permitted by such regulatory authorities. Prescribed statutory accounting practices include a variety of publications of the National Association of Insurance Commissioners (NAIC), as well as state laws, regulations and general administrative rules. Permitted statutory accounting practices encompass all accounting practices not so prescribed. The Company has no material permitted statutory accounting practices.

       The following reconciles the statutory net income of ONLIC as reported to regulatory authorities to the net income as shown in the accompanying consolidated financial statements:

                                                                       1997         1996          1995
                                                                       ----         ----          ----
         Statutory net income                                        $ 53,696       44,503        24,468
         Adjustments to restate to the basis of GAAP:
             Increase in deferred policy acquisition costs, net        25,399       24,018        19,485
             Future policy benefits                                   (14,868)     (14,050)      (10,723)
             Deferred Federal income tax                                2,101        4,571         6,330
             Valuation allowances and other than temporary
                 declines accounted for directly in surplus             1,974          990        (5,829)
             Interest maintenance reserve                                 791          383          (208)
             Other, net                                                (2,006)        (812)        5,394
                                                                     --------       ------        ------
                    Net income per accompanying consolidated
                       statements of income                          $ 67,087       59,603        38,917
                                                                     ========       ======        ======



                                                                     (Continued)

            THE OHIO NATIONAL LIFE INSURANCE COMPANY AND SUBSIDIARIES

(3)    Basis of Presentation, Continued

       The following reconciles the statutory capital and surplus of ONLIC as reported to regulatory authorities to the equity as shown in the accompanying consolidated financial statements:

                                                                                    1997          1996
                                                                                    ----          ----
         Statutory capital and surplus                                           $ 362,565       313,746
         Add (deduct) cumulative effect of adjustments:
            Deferred policy acquisition costs                                      250,942       246,643
            Asset valuation reserve                                                 94,391        77,604
            Interest maintenance reserve                                            23,163        22,372
            Future policy benefits                                                 (86,186)      (71,318)
            Deferred Federal income tax                                            (65,380)      (37,252)
            Difference between amortized cost and fair value of fixed
              maturity securities available-for-sale, gross                        162,586        70,985
            Surplus note                                                           (84,234)      (84,191)
            Other, net                                                             (19,602)      (23,580)
                                                                                 ---------      --------
                    Equity per accompanying consolidated balance sheets          $ 638,245       515,009
                                                                                 =========      ========


 (4)   Investments

       An analysis of investment income and realized gains/(losses) by investment type follows for the years ended December 31:

                                                                                                    Realized gains (losses)
                                                      Investment income                        on disposition of investments
                                             -------------------------------------        -------------------------------------
                                               1997          1996            1995           1997          1996            1997
                                               ----          ----            ----           ----          ----            ----
Securities available-for-sale:
     Fixed maturities                        $207,377       203,271        105,928        $ 2,056        3,168          (1,062)
     Equity securities                          2,793         4,021          3,710             38        4,077             459
Fixed maturities held-to-mature                62,348        61,509        149,465          2,539        1,304           2,319
Mortgage loans on real estate                 103,566        89,391         76,608          1,863        1,262             548
Real estate                                     6,123         8,693          7,771          4,418         (605)            813
Policy Loans                                    9,834         9,420          9,096             --           --              --
Short-term                                      5,010         3,419          3,779             --           --              --
Other                                           6,612         5,042          6,808           (387)      (1,434)             --
                                             --------       -------        -------        -------        -----          ------
          Total                               403,663       384,766        363,165         10,527        7,772           3,077

(Deduct) Add:
     Investment expenses                      (13,116)      (14,064)        (8,138)
     Valuation allowances:
          Mortgage loans on real estate                                                       (63)         926          (6,462)
          Real estate and other                                                             2,036           63             634
                                                                                          -------        -----          ------
                                                                                            1,973          989          (5,828)
                                             --------       -------        -------
               Net investment income         $390,547       370,702        355,027
                                             ========       =======        =======
               Net realized gains (losses)
                    on disposition of
                    investments                                                           -------        -----          ------
                                                                                          $12,500        8,761          (2,751)
                                                                                          =======        =====          ======


                                                                     (Continued)

            THE OHIO NATIONAL LIFE INSURANCE COMPANY AND SUBSIDIARIES

(4)    Investments, Continued

       The amortized cost and estimated fair value of securities available-for-sale and fixed maturities held-to-maturity were as follows:

                                                                                  December 31, 1997
                                                              -----------------------------------------------------------
                                                                                 Gross         Gross
                                                               Amortized      unrealized     unrealized     Estimated
                                                                  cost           gains         losses       fair value
                                                              -------------  --------------  -----------  ---------------
         Securities available-for-sale
           Fixed maturities:
              U.S. Treasury securities and obligations of
                  U.S. government operations and agencies      $   125,785          7,976          (184)         133,577
              Obligations of states and political                   53,646          4,449           (90)          58,005
                  subdivisions
              Debt securities issued by foreign                       -               -             -              -
                  governments
              Corporate securities                               1,657,487        128,028        (1,565)       1,783,950
              Mortgage-backed securities                           688,343         25,142        (1,170)         712,315
                                                               -----------        -------       -------        ---------
                    Total fixed maturities                     $ 2,525,261        165,595        (3,009)       2,687,847
                                                               ===========        =======       =======        =========
              Equity securities                                $    41,423         41,369          (809)          81,983
                                                               ===========        =======       =======        =========

         Fixed maturity securities held-to-maturity
           Obligations of states and political                 $    15,018          1,551          (403)          16,166
                  subdivisions
           Corporate securities                                    695,480         69,463        (3,248)         761,695
           Mortgage-backed securities                               14,394            775           (47)          15,122
                                                               -----------        -------       -------         --------
                                                               $   724,892         71,789        (3,698)         792,983
                                                               ===========        =======       =======         ========


                                                                                  December 31, 1996
                                                               ---------------------------------------------------------
                                                                                 Gross         Gross
                                                               Amortized      unrealized     unrealized     Estimated
                                                                  cost           gains         losses       fair value
                                                               ------------  -------------- ------------- --------------
         Securities available-for-sale
           Fixed maturities:
              U.S. Treasury securities and obligations of
                  U.S. government operations and agencies      $   176,364          3,703        (4,321)         175,746
              Obligations of states and political                   29,119          1,538          (229)          30,428
                  subdivisions
              Debt securities issued by foreign                      8,078          1,920          -               9,998
                  governments
              Corporate securities                               1,675,596         75,859       (14,097)       1,737,358
              Mortgage-backed securities                           612,408         12,528        (5,916)         619,020
                                                               -----------         ------       -------        ---------
                  Total fixed maturities                       $ 2,501,565         95,548       (24,563)       2,572,550
                                                               ===========         ======       =======        =========
              Equity securities                                $    39,175         24,588          -              63,763
                                                               ===========         ======       =======        =========

         Fixed maturity securities held-to-maturity
           Obligations of states and political                 $     8,659            218          -               8,877
                  divisions
           Corporate securities                                    677,161         58,366        (4,785)         730,742
           Mortgage-backed securities                                6,752            177          (102)           6,827
                                                               -----------         ------       -------        ---------
                                                               $   692,572         58,761        (4,887)         746,446
                                                               ===========         ======       =======        =========


                                                                     (Continued)

            THE OHIO NATIONAL LIFE INSURANCE COMPANY AND SUBSIDIARIES

(4)    Investments, Continued

       The components of unrealized gains on securities available-for-sale, net, were as follows for the years ended December 31:

                                                                    1997              1996
                                                                    ----              ----
      Gross unrealized gain                                       $ 203,146          95,573
      Adjustment to deferred policy acquisition costs               (41,350)        (20,250)
      Deferred federal income tax                                   (58,840)        (28,516)
                                                                  =========         =======
                                                                  $ 102,956          46,807
                                                                  =========         =======

       The net unrealized gain on securities available for sale includes a net unrealized gain on equity securities of $24,715 in 1997
              ($14,256 in 1996) and a net unrealized gain on fixed maturities (net SFAS 115 and related transactions) of $78,241 in 1997 ($32,551 in 1996).

       An analysis of the change in gross unrealized gains (losses) on securities available-for-sale and fixed maturities held-to-maturity follows for the years ended December 31:

                                                      1997           1996            1995
                                                      ----           ----            ----
      Securities available-for-sale:
          Fixed maturities                          $ 91,601        (95,101)        209,108
          Equity securities                           15,972          4,769          13,046
      Fixed maturities held-to-maturity               14,217        (39,811)        148,026

       The amortized cost and estimated fair value of fixed maturity securities available-for-sale and fixed maturity securities held-to-maturity as of December 31, 1997, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                     Fixed Maturity Securities
                                                  ----------------------------------------------------------------
                                                        Available-for-Sale                 Held-to-Maturity
                                                  -------------------------------    -----------------------------
                                                   Amortized         Estimated         Amortized        Estimated
                                                      cost           fair value          cost           fair value
                                                  -------------     -------------    ------------     ------------
      Due in one year or less                     $     61,648           67,102          24,188           26,457
      Due after one year through five years            382,609          407,099         188,535          206,249
      Due after five years through ten years           912,222          970,410         334,080          365,474
      Due after ten years                            1,168,782        1,243,236         178,089          194,803
                                                  ============        =========         =======          =======
                                                  $  2,525,261        2,687,847         724,892          792,983
                                                  ============        =========         =======          =======


                                                                     (Continued)

            THE OHIO NATIONAL LIFE INSURANCE COMPANY AND SUBSIDIARIES

(4)    Investments, Continued

       Proceeds from the sale of securities available-for-sale (excludes calls) during 1997, 1996 and 1995 were $51,770, $74,977, and $46,372, respectively. Gross gains of $203 ($1,667 in 1996 and $510 in 1995) and gross losses of $283 ($534 in 1996 and $2,293 in 1995)
              were realized on those sales.

       Investments with an amortized cost of $7,700 and $6,857 as of December 31, 1997 and 1996, respectively, were on deposit with various regulatory agencies as required by law.

       Real estate is presented at cost less accumulated depreciation of $11,172 in 1997 ($20,405 in 1996) and valuation allowances of $0 in 1997 and $2,100 in 1996.

       The Company generally initiates foreclosure proceedings on all mortgage loans on real estate delinquent sixty days. There were no foreclosures of mortgage loans on real estate in 1997 and one mortgage loan on real estate of $570 in process of foreclosure as of December 31, 1997. In 1996, foreclosures of mortgage loans on real estate totaled $4,099.

 (5)   Future Policy Benefits and Claims

       The liability for future policy benefits for universal life insurance policies and investment contracts (approximately 68% of the total liability for future policy benefits as of December 31, 1997 and
              1996) has been established based on accumulated contract values without reduction for surrender penalty provisions. The average interest rate credited on investment product policies was 6.8%, 6.8% and 7.0% for the years ended December 31, 1997, 1996 and 1995, respectively.

       The liability for future policy benefits for traditional life policies has been established based upon the net level premium method using the following assumptions:

                 Interest rates: Interest rates vary as follows:

                       Year of issue                           Interest Rate
                       -------------                           -------------
                     1997, 1996 and 1995                        4 - 5.5%
                     1994 and prior                             2.25 - 6.0%

                 Withdrawals: Rates, which vary by issue age, type of coverage and policy duration, are based on Company experience

                 Mortality: Mortality and morbidity rates are based on published tables, guaranteed in insurance contracts.


                                                                     (Continued)

            THE OHIO NATIONAL LIFE INSURANCE COMPANY AND SUBSIDIARIES

 (6)   Notes Payable

       On July 11, 1994, the Company issued $50,000, 8.875% surplus notes, due
              July 15, 2004. On May 21, 1996, the Company issued $50,000,
              8.5% surplus notes, due May 15, 2026. Concurrent with the issue of the new notes, $15,000 of the notes issued on July 11, 1994 were retired. Total interest paid was $7,356, $6,290 and $4,437 during the years ended December 31, 1997, 1996 and 1995, respectively.

       The notes have been issued in accordance with Section 3941.13 of the Ohio Revised Code. Interest payments, scheduled semi-annually, must be approved for payment by the Director of the Department of Insurance of the State of Ohio. All issuance costs have been capitalized and are being amortized over the terms of the notes.

(7)    Federal Income Tax

       Prior to 1984, the Life Insurance Company Income Tax Act of 1959, as amended by the Deficit Reduction Act of 1984 (DRA), permitted the deferral from taxation of a portion of statutory income under certain circumstances. In these situations, the deferred income was accumulated in the Policyholders' Surplus Account (PSA). Management considers the likelihood of distributions from the PSA to be remote; therefore, no Federal income tax has been provided for such distributions in the financial statements. The DRA eliminated any additional deferrals to the PSA. Any distributions from the PSA, however, will continue to be taxable at the then current tax rate. The pre-tax balance of the PSA is approximately $5,257 as of December 31, 1997.

       Total income taxes for the years ended December 31, 1997, 1996 and 1995 were allocated as follows:

                                                               1997            1996             1995
                                                               ----            ----             ----
      Income from continuing operations                       $ 39,272          32,872          24,903
      Equity for unrealized gains (loss) on securities
          available for sale                                    30,324         (22,045)         46,540
                                                              ========         =======          ======
                                                              $ 69,596          10,827          71,443
                                                              ========         =======          ======


                                                                     (Continued)

            THE OHIO NATIONAL LIFE INSURANCE COMPANY AND SUBSIDIARIES

 (7)   Federal Income Tax, Continued

       Total Federal income tax expense for the years ended December 31, 1997, 1996 and 1995 differs from the amount computed by applying the U.S. Federal income tax rate to income before tax as follows:

                                          1997                     1996                     1995
                                 -----------------------  -----------------------  -----------------------
                                   Amount         %         Amount         %         Amount         %
                                 ------------  ---------  ------------  ---------  ------------  ---------
    Computed (expected)
         tax expense               $ 37,226      35.0         32,366      35.0         22,337       35.0
    Differential earnings             3,720       3.5          3,616       3.9          5,676        8.9
    Dividends received
         deduction and tax
         exempt interest             (1,406)     (1.3)        (1,440)     (1.6)        (1,585)      (2.5)
    Other, net                         (268)     (0.3)        (1,670)     (1.8)        (1,525)      (2.4)
                                   --------      ----         ------      ----         ------       ----
                                   $ 39,272      36.9         32,872      35.5         24,903       39.0
                                   ========      ====         ======      ====         ======       ====

       Total Federal income tax paid was $43,522, $44,823 and $21,145 during the years ended December 31, 1997, 1996 and 1995, respectively.

       The tax effects of temporary differences between the financial statement carrying amounts and tax basis of assets and liabilities that give rise to significant components of the net deferred tax liability as of December 31, 1997 and 1996 relate to the following:

                                                                                1997           1996
                                                                                ----           ----
Deferred tax assets:
     Future policy benefits                                                  $  57,903         51,461
     Mortgage loans on real estate                                               1,986          1,950
     Other assets and liabilities                                               14,063         11,650
                                                                             ---------      ---------
              Total gross deferred tax assets                                   73,952         65,061
                                                                             ---------      ---------


Deferred tax liabilities:
     Fixed maturity securities available-for-sale                               57,290         25,604
     Deferred policy acquisition costs                                          66,844         67,603
     Other fixed maturities, equity securities and other
         long-term investments                                                  14,286          8,343
     Other                                                                         912            763
                                                                             ---------      ---------
              Total gross deferred tax liabilities                             139,332        102,313
                                                                             =========      =========
              Net deferred tax liability                                     $  65,380         37,252
                                                                             =========      =========

       The Company has determined that a deferred tax asset valuation allowance was not needed as of December 31, 1997 and 1996. In assessing the realization of deferred tax assets, management considers whether it is more likely than not that the deferred tax assets will be realized. The

                                                                     (Continued)

            THE OHIO NATIONAL LIFE INSURANCE COMPANY AND SUBSIDIARIES

(7)    Federal Income Tax, Continued

              ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers primarily the scheduled reversal of deferred tax liabilities and tax planning strategies in making this assessment and believes it is more likely than not the Company will realize the benefits of the deductible differences remaining as of December 31, 1997.

(8)    Disclosures about Fair Value of Financial Instruments

       Statement of Financial Accounting Standards No. 107, Disclosures about
              Fair Value of Financial Instruments (SFAS 107) requires disclosure of fair value information about existing on and off-balance sheet financial instruments. SFAS 107 excludes certain assets and liabilities, including insurance contracts, other than policies such as annuities that are classified as investment contracts, from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company. The tax ramifications of the related unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

       The following methods and assumptions were used by the Company in estimating its fair value disclosures:

              Cash, Short-Term Investments and Policy Loans - The carrying amount reported in the balance sheets for these instruments approximate their fair value.

              Investment Securities - Fair value for equity securities and fixed maturity securities are the same as market value. Market value generally represents quoted market prices traded in the public market place. For fixed maturity securities not actively traded, or in the case of private placements, fair value is estimated by discounting expected future cash flows using a current market rate applicable to the yield, credit quality and maturity of investments.

              Separate Account Assets and Liabilities - The fair value of assets held in Separate Accounts is based on quoted market prices. The fair value of liabilities related to Separate Accounts is the accumulated contract values in the Separate Account portfolios.

              Mortgage Loans on Real Estate - The fair value for mortgage loans on real estate is estimated using discounted cash flow analyses, using interest rates currently being offered for similar loans to borrowers with similar credit ratings. Loans with similar characteristics are aggregated for purposes of the calculations.


                                                                     (Continued)

            THE OHIO NATIONAL LIFE INSURANCE COMPANY AND SUBSIDIARIES

(8)    Disclosures about Fair Value of Financial Instruments, Continued

              Investment Contracts - Fair value for the Company's liabilities under investment type contracts is disclosed using two methods. For investment contracts without defined maturities, fair value is the amount payable on demand. For investment contracts with known or determined maturities, fair value is estimated using discounted cash flow analysis. Interest rates used are similar to currently offered contracts with maturities consistent with those remaining for the contracts being valued.

              Note Payable - The fair value for the note payable was determined by discounting the scheduled cash flows of the note using a market rate applicable to the yield, credit quality and maturity of a similar debt instrument.

              Policyholders' Dividend Accumulation and Other Policyholder Funds
              - The carrying amount reported in the consolidated balance sheets for these instruments approximates their fair value.

       The carrying amount and estimated fair value of financial instruments subject to SFAS 107 were as follows as of December 31:

                                                               1997                           1996
                                                   -----------------------------  -----------------------------
                                                     Carrying        Estimated       Carrying       Estimated
      Assets                                          amount        fair value        amount        fair value
                                                   --------------  -------------- --------------   ------------
           Investments:
               Securities available-for-sale:
                    Fixed maturities                $ 2,687,847        2,687,847      2,572,550       2,572,550
                    Equity securities                    81,983           81,983         63,763          63,763
               Fixed maturities held-to-
                    maturity                            724,892          792,983        692,572         746,446
               Mortgage loans on real estate          1,230,256        1,324,735      1,087,287       1,130,717
               Policy loans                             153,348          153,348        151,229         151,229
               Short-term investments                    37,509           37,509         36,016          36,016
           Cash                                          14,012           14,012         33,712          33,712
           Assets held in Separate Accounts             916,790          916,790        661,871         661,871

      Liabilities
           Guaranteed investment contracts          $ 1,041,271        1,050,429      1,028,129       1,025,298
           Individual deferred annuity contracts      1,088,355        1,056,643      1,081,048       1,056,372
           Other annuity contracts                      921,100          957,977        910,941         911,897
           Note payable                                  84,234           95,544         84,191          90,037
           Dividend accumulations and
               other policyholder funds                  79,492           79,492         79,735          79,735
           Liabilities related to separate              887,542          887,542        648,634         648,634
               accounts


                                                                     (Continued)

            THE OHIO NATIONAL LIFE INSURANCE COMPANY AND SUBSIDIARIES

 (9)   Additional Financial Instruments Disclosure

       (a)    Financial Instruments with Off-Balance-Sheet Risk

              The Company is a party to financial instruments with off-balance-
                   sheet risk in a normal course of business through management of its investment portfolio. The Company had outstanding commitments to fund mortgage loans, bonds and venture capital partnerships of approximately $144,000 and $182,000 as of December 31, 1997 and 1996, respectively. These commitments involve, in varying degrees, elements of credit and market risk in excess of amounts recognized in the financial statements. The credit risk of all financial instruments, whether on- or off-balance sheet, is controlled through credit approvals, limits, and monitoring procedures.

       (b)    Significant Concentrations of Credit Risk

              Mortgage loans are collateralized by the underlying properties.
                   Collateral must meet or exceed 125% of the loan at the time the loan is made. The Company grants mainly commercial mortgage loans to customers throughout the United States. The Company has a diversified loan portfolio, and total loans in any state do not exceed 10% of the total loan portfolio as of December 31, 1997. The summary below depicts loan exposure of remaining principal balances by type as of December 31, 1997 and 1996:

                                                                        1997           1996
         Mortgage assets by type                                        ----           ----
         -----------------------
              Office                                                  $  345,313        300,158
              Retail                                                     332,621        291,341
              Apartment                                                  297,647        251,720
              Industrial                                                 159,425        152,175
              Other                                                      104,886        101,467
                                                                      ----------     ----------
                                                                       1,239,892      1,096,861
                  Less valuation allowances                                9,636          9,574
                                                                      ----------     ----------
                       Total mortgage loans on real estate, net       $1,230,256      1,087,287
                                                                      ==========     ==========

(10)   Pension Plans

       The Company sponsors pension plans covering all eligible employees and certain general agents. Retirement benefits are based on years of service and either the highest average earnings in five of the last ten years or specific elements of compensation earned in the last five and ten years of service. Other pension plans covering employees where benefits exceed 401(a)(17) and Code 415 limits are also in effect.


                                                                     (Continued)

            THE OHIO NATIONAL LIFE INSURANCE COMPANY AND SUBSIDIARIES

(10)   Pension Plans, Continued

       The net periodic pension cost for the plans for the years ended
              December 31, 1997, 1996 and 1995 follows:

                                                                 1997           1996          1995
                                                                 ----           ----          ----
         Service cost (benefits earned
             during the period)                                $  2,596          2,169         1,725
         Interest cost on projected
             benefit obligations                                  3,072          2,896         2,720
         Actual return on plan assets                            (2,269)        (2,447)       (2,811)
         Net amortization and deferral                              466            904         1,639
                                                               ========        =======       =======
             Net periodic pension cost                         $  3,865          3,522         3,273
                                                               ========        =======       =======

       Basis for measurements, net periodic pension cost:

         Weighted average discount rate                          6.70%          6.25%         6.90%
         Rate of increase in future compensation levels          5.50%          5.50%         4.75%
         Expected long-term rate of return on plan assets        9.00%          8.50%         7.25%

       The following table sets forth the funded status and amounts recognized in the accompanying consolidated financial statements as of December 31, 1997 and 1996 for the Company's pension plans.

                                                                     Assets Exceed          Accumulated Benefits
                                                                 Accumulated Benefits           Exceed Assets
                                                               -------------------------- --------------------------
                                                                  1997          1996         1997          1996
                                                                  ----          ----         ----          ----
         Accumulated benefit obligation:
              Vested                                            $  17,551       15,585        13,675        10,747
              Nonvested                                               353          247           631           661
                                                                =========    =========     =========      ========
                                                                $  17,904       15,832        14,306        11,408
                                                                =========    =========     =========      ========
         Projected benefit obligation for services rendered
              to date                                           $  27,283       24,434        18,300        14,614
         Plan assets at fair value                                 24,597       23,807           257           243
                                                                ---------    ---------     ---------      --------
                  Plan assets less projected benefit
                       obligation                                  (2,686)        (627)      (18,043)      (14,371)
         Unrecognized prior service cost                           (1,617)      (1,741)           31            35
         Unrecognized net losses                                    5,677        3,783         3,010           375
         Unrecognized net transitional assets                      (2,138)      (2,375)        2,911         3,202
         Amount to recognize additional liability                     -            -          (2,471)       (1,537)
                                                                =========    =========     =========      ========
                  Net pension liability                         $    (764)        (960)      (14,562)      (12,296)
                                                                =========    =========     =========      ========
         Measurement basis:
              Weighted average discount rate                         5.90%        6.50%         6.40%         7.00%
              Rate of increase in future compensation levels         6.00%        6.00%         4.60%         4.60%

                                                                     (Continued)

            THE OHIO NATIONAL LIFE INSURANCE COMPANY AND SUBSIDIARIES

(10)   Pension Plans, Continued

       Career Agent and Other Plans

       Contributions to the Career Agent's Pension Plan are subject to the minimum funding required under Internal Revenue Code Section 412. The expense reported for contributions to the plan for 1997, 1996, and 1995 were $576, $590, and $497, respectively.

       The Company has other deferred compensation and supplemental pension plans. The expenses for these plans in 1997, 1996 and 1995 were $3,949, $2,950 and $1,936, respectively.

       The Company also maintains a qualified contributory defined contribution profit sharing plan covering substantially all of its employees.

       Company contributions to the Profit Sharing Plan are in part based on the net earnings of the Company and are payable at the sole discretion of management. The expense reported for contributions to the plan for 1997, 1996, and 1995 were $1,825, $1,614 and $1,609, respectively.

 (11)  Postretirement Benefits Other Than Pensions

       The Company currently offers eligible retirees the opportunity to participate in a health plan. The Company has two health plans, one is offered to home office employees, the other is offered to career agents.

              Home Office Employee Health Plan

              The Company provides a declining service schedule. Only home office employees hired prior to January 1, 1996, may become eligible for these benefits provided that the employee meets the age and years of service requirements. The plan states that an employee becomes eligible as follows: age 55 with 20 years of credited service at retirement, age 56 with 18 years of service, age 57 with 16 years of service grading to age 64 with two years of service. The health plan is contributory with retirees contributing approximately 15% of premium for coverage.

              Career Agents Health Plan

              Only career agents with contracts effective prior to January 1, 1996, may become eligible for these benefits provided that the agent is at least age 55 and has 15 years of credited service at retirement. The health plan is contributory, with retirees contributing approximately 47% of medical costs.


                                                                     (Continued)

            THE OHIO NATIONAL LIFE INSURANCE COMPANY AND SUBSIDIARIES

(11)   Postretirement Benefits Other Than Pensions, Continued

       Actuarial assumptions for the measurement of the December 31, 1997 accumulated postretirement benefit obligation include a discount rate of 6.9% (7.5% in 1996 and 1995) and an assumed health care cost trend rate of 10% (11% in 1996 and 12% in 1995), declining 1% each year to an ultimate rate of 5%.

       Information regarding the funded status of the plan as a whole as of December 31, 1997 and 1996 follows:

                                                                     1997          1996
                                                                     ----          ----
Accumulated postretirement benefit obligations:
     Retirees                                                      $  3,034         2,926
     Fully eligible, active plan participants                         1,235         1,051
     Other active plan participants                                   2,734         2,256
                                                                   --------      --------
         Accumulated postretirement benefit obligation                7,003         6,233
     Unrecognized net gains                                           1,651         2,066
     Unrecognized plan amendments                                     5,918         6,285
                                                                   ========      ========
         Accrued postretirement benefit obligation                 $ 14,572        14,584
                                                                   ========      ========

       The amount of net periodic postretirement benefit cost for the plan as a whole for the years ended December 31, 1997 and 1996 is as follows:

                                                              1997         1996         1995
                                                              ----         ----         ----
Net periodic postretirement benefit cost:
     Service cost - benefits attributed to
         employee service during the year                    $   301         467           497
     Interest cost on accumulated postretirement
         benefit obligation                                      468         768           869
     Actual return on plan assets                                 -           -             -
     Net amortization and deferral                              (474)       (199)          (82)
                                                             =======      ======       =======
              Net periodic postretirement benefit cost       $   295       1,036         1,284
                                                             =======      ======       =======

       The health care cost trend rate assumption has a significant effect on the amounts reported. A one percentage point increase in the assumed health care cost trend rate would increase the accumulated postretirement benefit obligation as of December 31, 1997 and 1996 by $1,078 and $943, respectively, and the net periodic postretirement benefit cost for the years ended December 31, 1997, 1996, and 1995 by $36, $111 and $149, respectively.


                                                                     (Continued)

            THE OHIO NATIONAL LIFE INSURANCE COMPANY AND SUBSIDIARIES

(12)   Regulatory Risk-Based Capital, Retained Earnings and Dividend
          Restrictions

       ONLIC and ONLAC exceed the minimum risk-based capital requirements as established by the NAIC as of December 31, 1997.

       The Company has designated a portion of retained earnings for separate account contingencies and investment guarantees totaling $1,673 and $1,688 as of December 31, 1997 and 1996, respectively.

       The payment of dividends by the Company to its participating policyholders is based on the dividend scale declared at least annually by the Company's Board of Directors.

(13)   Bank Lines of Credit

       As of December 31, 1997 and 1996, ONLIC had a $10,000 unsecured line of credit which was not utilized during 1997 and 1996.

(14)   Contingencies

       The Company and its subsidiaries are defendants in various legal actions arising in the normal course of business. While the outcome of such matters cannot be predicted with certainty, management believes such matters will be resolved without material adverse impact on the financial condition of the Company.

       The Company routinely enters into reinsurance transactions with other insurance companies which are not material to the consolidated financial statements. This reinsurance involves either ceding certain risks to or assuming risks from other insurance companies. The primary purpose of ceded reinsurance is to protect the Company from potential losses in excess of levels that it is prepared to accept. Reinsurance does not discharge the Company from its primary liability to policyholders and to the extent that a reinsurer should be unable to meet its obligations, the Company would be liable to policyholders. The Company has reinsurance recoverables of $61,862 and $52,260 at December 31, 1997 and 1996, respectively. Ceded premiums approximated 11%, 11%, and 10% of gross earned life and accident and health premiums during 1997, 1996 and 1995, respectively.

(15)   Major Lines of Business

       The Company operates in the life and annuity lines of business in the life insurance industry. Life insurance operations include whole life, universal life, variable universal life, and endowments, as well as term life, health insurance, and other miscellaneous insurance products provided to individuals and groups. Annuity operations include guaranteed investment and accumulated deposit contracts issued to groups and deferred and immediate annuities issued to individuals.


                                                                     (Continued)

            THE OHIO NATIONAL LIFE INSURANCE COMPANY AND SUBSIDIARIES

 (15)  Major Lines of Business, Continued

       The following table summarizes the revenues and income before Federal income tax for the years ended December 31, 1997, 1996 and 1995 and assets as of December 31, 1997, 1996 and 1995, by line of business.

                                                                             1997           1996           1995
                                                                             ----           ----           ----
         Revenues:
             Premiums, policy charges and net investment income:
                 Life and other insurance                                  $  314,379        295,860        270,782
                 Annuities                                                    307,377        284,418        280,853
                                                                           ----------      ---------      ---------
                                                                              621,756        580,278        551,635
                                                                           ----------      ---------      ---------
             Realized capital gains (losses):
                 Life and other insurance                                       7,892          3,330           (771)
                 Annuities                                                      4,608          5,431         (1,980)
                                                                           ----------      ---------      ---------
                                                                               12,500          8,761         (2,751)
                                                                           ----------      ---------      ---------
             Total revenues:
                 Life and other insurance                                     322,271        299,190        270,011
                 Annuities                                                    311,985        289,849        278,873
                                                                           ----------      ---------      ---------
                                                                           $  634,256        589,039        548,884
                                                                           ==========      =========      =========
         Total income before Federal income tax:
                 Life and other insurance                                  $   49,013         45,057         33,475
                 Annuities                                                     57,346         47,418         30,345
                                                                           ==========      =========      =========
                                                                           $  106,359         92,475         63,820
                                                                           ==========      =========      =========
         Assets:
                 Life and other insurance                                  $2,972,192      2,522,004      2,213,391
                 Annuities                                                  3,358,370      3,259,585      3,078,984
                                                                           ==========      =========      =========
                                                                           $6,330,562      5,781,589      5,292,375
                                                                           ==========      =========      =========

                                                                      Schedule 1

            THE OHIO NATIONAL LIFE INSURANCE COMPANY AND SUBSIDIARIES

                    Consolidating Information - Balance Sheet

                                December 31, 1997

                                 (000's omitted)

                                                         The Ohio             Ohio
                                                       National Life      National Life
                                                         Insurance          Assurance
                     Assets                               Company          Corporation        Eliminations       Consolidated
                     ------                           ----------------   ----------------    ---------------    ---------------
Investments:
     Securities available-for-sale at fair value:
        Fixed maturities                                $2,177,401            510,446                  -           2,687,847
        Equity securities                                  266,562                  -           (184,579)             81,983
     Fixed maturities held-to-maturity, at
        amortized cost                                     667,538             57,354                  -             724,892
     Mortgage loans on real estate, net                  1,015,026            215,230                  -           1,230,256
     Real estate, net                                       21,820                  -                  -              21,820
     Policy loans                                          115,222             38,126                  -             153,348
     Other long-term investments                            42,539                  -                  -              42,539
     Short-term investments                                 18,516             18,993                  -              37,509
                                                       -----------        -----------        -----------         -----------
               Total investments                         4,324,624            840,149           (184,579)          4,980,194
Cash                                                         6,924              7,088                  -              14,012
Accrued investment income                                   53,896             10,183                  -              64,079
Deferred policy acquisition costs                          127,281            123,661                  -             250,942
Reinsurance recoverable                                     19,566             81,378            (39,082)             61,862
Other assets                                                43,880              2,863             (4,060)             42,683
Assets held in Separate Accounts                           840,856             75,934                  -             916,790
                                                       -----------        -----------        -----------         -----------
               Total assets                             $5,417,027          1,141,256           (227,721)          6,330,562
                                                       ===========        ===========        ===========         ===========

             Liabilities and Equity

Future policy benefits and claims                       $3,634,243            850,313            (39,082)          4,445,474
Policyholders' dividend accumulations                       62,423                  -                  -              62,423
Other policyholder funds                                    14,567              2,502                  -              17,069
Note payable, net                                           84,234                  -                  -              84,234
Accrued Federal income tax:
     Current                                                11,784                874                  -              12,658
     Deferred                                               53,201             12,179                  -              65,380
Other liabilities                                          106,722             14,875             (4,060)            117,537
Liabilities related to Separate Accounts                   811,608             75,934                  -             887,542
                                                        ----------          ---------           --------           ---------
               Total liabilities                         4,778,782            956,677            (43,142)          5,692,317
                                                        ----------          ---------           --------           ---------
Equity:
     Common stock and paid-in-capital                            -            336,625            (36,625)                  -
     Unrealized gains on securities
        available-for-sale, net                            102,956             10,327            (10,327)            102,956
     Retained earnings                                     535,289            137,627           (137,627)            535,289
                                                        ----------          ---------           --------           ---------
               Total equity                                638,245            184,579           (184,579)            638,245
                                                        ----------          ---------           --------           ---------
               Total liabilities and equity             $5,417,027          1,141,256           (227,721)          6,330,562
                                                        ==========          =========           ========           =========

See accompanying independent auditors' report.

                                                                      Schedule 2


            THE OHIO NATIONAL LIFE INSURANCE COMPANY AND SUBSIDIARIES

                 Consolidating Information - Statement of Income

                          Year ended December 31, 1997

                                 (000's omitted)

                                                         The Ohio             Ohio
                                                       National Life      National Life
                                                         Insurance          Assurance
                                                          Company          Corporation        Eliminations       Consolidated
                                                      ----------------   ----------------    ---------------    ---------------
Revenues:
   Traditional life insurance premiums                   $115,437            3,147              (2,182)            116,402
   Accident and health insurance premiums                  16,000            7,921                   -              23,921
   Annuity premiums and charges                            37,205              425                   -              37,630
   Universal life and investment policy charges                 -           50,991                   -              50,991
   Net investment income                                  352,941           61,348             (23,742)            390,547
   Net realized gain on investments                        11,089            1,411                   -              12,500
   Other income                                                 -            2,265                   -               2,265
                                                        ---------        ---------          ----------           ---------
                                                          532,672          127,508             (25,924)            634,256
                                                        ---------        ---------          ----------           ---------

Benefits and expenses:
   Benefits and claims                                    330,971           67,627                   -             398,598
   Provision for policyholders' dividends on
     participating policies                                25,399                -                   -              25,399
   Amortization of deferred policy acquisition
     costs                                                 17,321            5,787                   -              23,108
Other operating costs and expenses                         67,298           15,676              (2,182)             80,792
                                                        ---------        ---------          ----------           ---------
                                                          440,989           89,090              (2,182)            527,897
                                                        ---------        ---------          ----------           ---------
           Income before Federal income tax                91,683           38,418             (23,742)            106,359
                                                        ---------        ---------          ----------           ---------

Federal income tax:
   Current expense                                         27,012           14,361                   -              41,373
   Deferred (benefit) expense                              (2,416)             315                   -              (2,101)
                                                        ---------        ---------          ----------           ---------
                                                           24,596           14,676                   -              39,272
                                                        ---------        ---------          ----------           ---------
           Net income                                    $ 67,087           23,742             (23,742)             67,087
                                                        =========        =========          ==========           =========


See accompanying independent auditors' report.